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------                        UNITED STATES SECURITIES AND EXCHANGE COMMISSION                        ------------------------------
FORM 4                                   WASHINGTON, D.C. 20549                                                OMB APPROVAL
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                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                           OMB Number:         3235-0287
[ ] Check this box if no                                                                              Expires:     January 31, 2005
    longer subject to         Filed pursuant to Section 16(a) of the Securities                       Estimated average burden
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the                          hours per response.........0.5
    or Form 5 obligations         Public Utility Holding Company Act of 1935                          ------------------------------
    may continue. See              or Section 30(h) of the Investment Company
    Instruction 1(b).                           Act of 1940

(Print or Type Responses)
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
 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person(s)
                                                                                                  to Issuer (Check all applicable)
  Armstrong,       James             D.           JDA Software Group, Inc. (JDAS)                X  Director         10% Owner
---------------------------------------------  ----------------------------------------------   ----              ---
  (Last)          (First)          (Middle)    3. IRS Identification     4. Statement for        X  Officer (give    Other (Specify
                                                  Number of Reporting       Month/Day/Year      ----        title ---       below)
c/o JDA Software Group, Inc.                      Person, if an entity                                      below)
14400 N. 87th St.                                 (Voluntary)               December 5, 2002        Chairman of the Board and Chief
---------------------------------------------                            -------------------        Executive Officer
                 (Street)                      ------------------------- 5. If Amendment,           --------------------------------
                                                                            Date of Original 7. Individual or Joint/Group Filing
Scottsdale          AZ               85260                                  (Month/Day/Year)    (Check applicable line)
---------------------------------------------                                                    X    Form filed by One
  (City)           (State)           (Zip)                               ------------------     ----  Reporting Person
                                                                                                      Form filed by More than
                                                                                                ----  One Reporting Person
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                         TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security  2. Trans-    2A.       3. Transac-  4. Securities Acquired (A)  5. Amount of       6. Owner-    7. Nature of
  (Instr. 3)              action    Deemed       tion         or Disposed of (D)          Securities         ship         Indirect
                          Date      Execution    Code         (Instr. 3, 4 and 5)         Beneficially       Form:        Beneficial
                                    Date, if     (Instr. 8)                               Owned              Direct       Ownership
                         (Month/    any       ---------------------------------------     Following          (D) or
                          Day/      (Month/                               (A)             Reported           Indirect
                          Year)      Day/     Code    V      Amount       or    Price     Transaction(s)     (I)
                                     Year)                                (D)             (Instr. 3 and 4)   (Instr. 4)   (Instr. 4)
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 Common Stock            12/5/02    12/5/02     P            30,000        A    $10.52
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 Common Stock            12/6/02    12/6/02     P            20,000        A    $10.222   1,300,000           D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*If the form is filed by more than one reporting person, see Instruction 4(b)(v).
                                                                                                                              (Over)
PERSONS WHO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED
in this form are not required to respond unless the form displays                                                    SEC 1474 (9-02)
a currently valid OMB control number.

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FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities       Expiration      Securities            Derivative
                             Price of     (Month/    (Instr.     Acquired (A)     Date            (Instr. 3 and 4)      Security
                             Derivative   Day/       8)          or Disposed      (Month/Day/                           (Instr. 5)
                             Security     Year)                  of (D) (Instr.   Year)
                                                                 3, 4, and 5)
                                                                               -----------------------------------
                                                                               Date    Expira-            Amount or
                                                    -------------------------- Exer-   tion       Title   Number of
                                                    Code  V     (A)     (D)    cisable Date               Shares
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
9. Number of           10. Ownership               11. Nature of
   Derivative              Form of                     Indirect
   Securities              Derivative                  Beneficial
   Beneficially            Security:                   Ownership
   Owned Following         Direct (D)                  (Instr. 4)
   Reported                or Indirect (I)
   Transaction(s)          (Instr. 4)
   (Instr. 4)

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Explanation of Responses:


**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.    /s/ JAMES D. ARMSTRONG          12/6/02
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                  ------------------------------- -------
                                                                                             **Signature of Reporting Person   Date
Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are                              Page 2
not required to respond unless the form displays a currently valid OMB Number.

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